AMERISTOCK ETF TRUST

                              SUBLICENSE AGREEMENT

      This Sublicense Agreement (the "Agreement") is made this 1st day of March, 2007, by and between Ameristock ETF Trust, a statutory trust organized and existing under the laws of the State of Delaware (the "Trust") with its principal place of business at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502, and Ameristock Corporation (the "Sublicensor"), a corporation organized and existing under the laws of the State of California with its principal place of business also at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502.

      WHEREAS, Sublicensor has entered into that certain Consulting Services and Licensing Agreement with Ryan ALM Advisors, LLC, Ryan Holdings LLC and Ryan ALM, Inc. (Ryan Holdings LLC and Ryan ALM, Inc. are referred to herein collectively as the "Index Provider" or the "Licensor") dated March 1, 2007 ("Licensing Agreement"), under which Sublicensor has been granted the right to use and to sublicense the right to use the Indexes and Marks listed in Appendix A, for use in connection with the financial products listed in Appendix A (the "Products");

      WHEREAS, the Trust desires to use the Indexes and Marks in connection with the distribution of Products, and Sublicensor is willing to grant the Trust a sublicense for such use.

      NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. GRANT OF LICENSE. Sublicensor grants the Trust a non-exclusive, non-transferable right and license to use and refer to the Indices and Marks in connection with the creation, issuance, trading and marketing of Products pursuant to the terms and conditions of this Agreement.

      2. OWNERSHIP AND VALIDITY. The Trust acknowledges the Index Provider's ownership of the entire right, title and interest in and to the Indices and Marks and the Trust's use shall inure to the sole benefit of the applicable Index Provider.

      3. DISCLAIMER. The Trust shall include, unless a substitute is approved by Sublicensor, in which case such substitute shall be included, the following notice or the substance thereof in all informational materials relating to the licensed Indices and Marks:

      The Indexes are the exclusive property of the Index Provider, which has licensed the use of certain trademarks, service marks and trade names of the Index Provider and the

      Indexes for use by Ameristock and Ameristock's sublicensees. The Index Provider is solely responsible for determining the securities included in, and the calculation of, each Index. In contrast, neither the Index Provider nor its affiliates determines or provides advice with respect to the investments of the Funds. Neither the Index Provider nor its affiliates makes any representations regarding the appropriateness of the Funds' investments for the purpose of tracking the performance of the appropriate Index or otherwise.

      4. TERM. This Agreement shall become effective upon signatures of both parties and remain in effect unless terminated by either party as provided herein.

      5. TERMINATION. The Trust may terminate this Agreement upon sixty (60) days prior written notice. Sublicensor may terminate this Agreement upon sixty
(60) days prior written notice, immediately upon the Trust's breach of this Agreement, or immediately upon the termination of the Licensing Agreement.

      6. FEES. Sublicensor will pay any fee due for use of the Indexes or Marks in connection with a Product as set forth under Article 3 of the Licensing Agreement, without charge to the Trust.

      7. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties. No modification or amendment of this Agreement shall be valid or binding unless made in writing and signed on behalf of the parties by their duly authorized officers or representatives.

      8. EXECUTION. This Agreement may be executed simultaneously with any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9. GENERAL PROVISIONS.

      (a) A party may not assign this Agreement and/or any of its rights and/or obligations hereunder, except to an affiliate or successor in interest, without the prior written consent of the other party, and any attempted assignment by a party requiring the consent of the other party which is made by the assigning party without the other party's prior consent shall be null and void.

      (b) No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either Party unless in writing signed by an authorized representative of such party. No waiver by either Party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion.

      (c) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without regard to its conflict of law provisions.

      (d) In the event any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

      IN WITNESS WHEREOF, Sublicensor and the Trust have caused this Agreement to be duly executed on their behalf in the manner legally binding upon them.


                                        Ameristock Corporation


                                        Signature: /s/ Nicholas D. Gerber
                                                   -----------------------------
                                        By:        Nicholas D. Gerber
                                        Title:     President and Treasurer


                                        Ameristock ETF Trust


                                        Signature: /s/ Howard Mah
                                                   -----------------------------
                                        By:        Howard Mah
                                        Title:     Secretary

                                   Appendix A

Index Provider                      Index                                   Financial Product
--------------------------------------------------------------------------------------------------------------
Ryan Holdings LLC and      Ryan 1 Year Adjusted Treasury Index          Ameristock/Ryan 1 Year Treasury ETF
Ryan ALM, Inc.             Ryan 2 Year Treasury Index                   Ameristock/Ryan 2 Year Treasury ETF
                           Ryan 5 Year Treasury Index                   Ameristock/Ryan 5 Year Treasury ETF
                           Ryan 10 Year Treasury Index                  Ameristock/Ryan 10 Year Treasury ETF
                           Ryan 20 Year Treasury Index                  Ameristock/Ryan 20 Year Treasury ETF


Service Marks:

Ryan ALM, Inc.

Ryan Holdings LLC

Ryan ALM Advisers, LLC

Ryan ALM, inc. Logo Design

The Solutions Company

Ryan Index

The Ryan Letter

Ryan ALM Scoreboard

Pension Monitor